Exhibit 4.1

STATEMENT OF RESOLUTIONS ESTABLISHING THE

12 1/2% SERIES B CUMULATIVE PERPETUAL PREFERRED STOCK

OF

ATP OIL & GAS CORPORATION

Pursuant to Article 2.13 of the Texas Business Corporation Act, ATP Oil & Gas Corporation, a Texas corporation (the “Corporation”), hereby submits the following statement for the purpose of establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof:

1. The name of the Corporation is ATP Oil & Gas Corporation.

2. The following resolutions, establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof, was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) as of March 17, 2006:

BE IT RESOLVED, that pursuant to the Restated Articles of Incorporation of the Corporation authorizing the Board of Directors to establish and designate series of the preferred stock, $0.001 par value, of the Corporation (the “Preferred Stock”) and to fix and determine the relative rights and preferences of the shares of any such series, the Corporation hereby provides for the issuance of a series of the Preferred Stock designated as “12 1/2% Series B Cumulative Perpetual Preferred Stock” (the “Series B Preferred Stock”), which shall have the following terms:

A. NUMBER OF SHARES. The maximum number of shares of Series B Preferred Stock shall be One Hundred Fifty Thousand (150,000).

B. DEFINITIONS. As used in this resolution (this “Series B Designating Resolution”), the following words and phrases shall have the respective meanings set forth in this paragraph B:

“Accumulated Amount-Series B” means, with respect to Series B Preferred Stock, as of any date (the “Specified Date”), the amount provided below with respect to each $1,000 Initial Series B Liquidation Preference thereof:

(i) If the Specified Date occurs on one of the following dates (each, a “Quarterly Dividend Accrual Date”), the Accumulated Amount-Series B shall equal the amount set forth below for such Quarterly Dividend Accrual Date:

QUARTERLY DIVIDEND ACCRUAL DATE	ACCUMULATED AMOUNT-SERIES B
June 15, 2006	$1,029.51
September 15, 2006	$1,061.69
December 15, 2006	$1,094.86
March 15, 2007	$1,129.08
June 15, 2007	$1,164.36
September 15, 2007	$1,200.75
December 15, 2007	$1,238.27
March 15, 2008	$1,276.97
June 15, 2008	$1,316.87
September 15, 2008	$1,358.03
December 15, 2008	$1,400.46
March 15, 2009	$1,444.23

QUARTERLY DIVIDEND ACCRUAL DATE	ACCUMULATED AMOUNT-SERIES B
June 15, 2009	$1,489.36
September 15, 2009	$1,535.90
December 15, 2009	$1,583.90
March 15, 2010	$1,633.40
June 15, 2010	$1,684.44
September 15, 2010	$1,737.08
December 15, 2010	$1,791.36
March 15, 2011	$1,847.34

(ii) if the Specified Date occurs before the first Quarterly Dividend Accrual Date, the Accumulated Amount-Series B shall equal the sum of (a) the Initial Series B Liquidation Preference and (b) an amount equal to the product of (1) the Accumulated Amount-Series B for the first Quarterly Dividend Accrual Date less the Initial Series B Liquidation Preference multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the Series B Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from the Series B Issue Date to the first Quarterly Dividend Accrual Date, using a 360-day year of twelve 30-day months;

(iii) if the Specified Date occurs between two Quarterly Dividend Accrual Dates, the Accumulated Amount-Series B shall equal the sum of (a) the Accumulated Amount-Series B for the Quarterly Dividend Accrual Date immediately preceding such Specified Date and (b) an amount equal to the product of (1) the Accumulated Amount-Series B for the immediately following Quarterly Dividend Accrual Date less the Accumulated Amount-Series B for the immediately preceding Quarterly Dividend Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Quarterly Dividend Accrual Date to the Specified Date, using a 360-day year or twelve 30-day months, and the denominator of which is 90; or

(iv) if the Specified Date occurs after the last Quarterly Dividend Accrual Date, the Accumulated Amount-Series B shall equal the Accumulated Amount-Series B as of the last Quarterly Dividend Accrual Date;

provided, however, that (x) at all times on and after the Dividend Payment Date immediately preceding the Cash Payment Date, the Accumulated Amount-Series B shall equal the Accumulated Amount-Series B as of such Dividend Payment Date and (y) if the Applicable Dividend Rate-Series B shall be increased at any time as provided in paragraph D.9 and dividends are not then payable in cash, then, the Accumulated Amount-Series B shall be recalculated, for each Quarterly Dividend Accrual Date that occurs during the period after the date as of which such additional dividends would begin to accrue and until such additional dividends cease to accrue or, if earlier, the Quarterly Dividend Accrual Date immediately preceding the Cash Payment Date, as if dividends with respect to the Series B Preferred Stock had been accruing for the Dividend Period ending on such Quarterly Dividend Accrual Date at the adjusted Applicable Dividend Rate-Series B in accordance with the provisions in paragraph D.9 instead of 12 1/2% per annum.

“Applicable Dividend Rate-Series B” shall have the meaning set forth in paragraph D.1.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment; by (ii) the sum of all such payments.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Payment Date” means the date that is one year and one day after the Maturity Date; provided, however, if the Specified Debt Satisfaction Date occurs earlier than the Maturity Date, then the Cash Payment Date shall be the first date following the Specified Debt Satisfaction Date on which the commencement of the payment of cash dividends on the Series B Preferred Stock would not cause the Series B Preferred Stock to be treated as Disqualified Capital Stock (or an analogous characterization) pursuant to the terms of any then outstanding Indebtedness of the Corporation to the extent such terms were in effect on the Series B Issue Date; provided further, however, that in no event shall the Cash Payment Date be later than April 15, 2011.

“Commodity Hedging Agreement” means a commodity price risk management or purchase agreement or similar arrangement (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Debt Satisfaction Notice” means a notice mailed to each holder of the Series B Preferred Stock with a copy to the Transfer Agent stating the following: (i) that the Specified Debt Satisfaction Date has occurred and the date thereof; (ii) whether the Corporation has elected to make a Debt Satisfaction Offer; (iii) if the Corporation has elected to make a Debt Satisfaction Offer: (a) that the Corporation shall purchase each holder’s validly tendered shares of Series B Preferred Stock at a purchase price in cash equal to the applicable Debt Satisfaction Offer Purchase Price; (b) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date the Debt Satisfaction Notice is mailed); and (c) the instructions determined by the Corporation, consistent with this definition and paragraph I, that a holder must follow in order to have its Series B Preferred Stock purchased; and (iv) if the Corporation does not elect to make a Debt Satisfaction Offer, that additional dividends shall be payable on the Series B Preferred Stock, and setting forth the relevant facts as to the rate and period for which such additional dividends shall be payable.

“Debt Satisfaction Offer” shall have the meaning set forth in paragraph I.1.

“Debt Satisfaction Offer Default” means the Corporation’s failure to make a Debt Satisfaction Offer following the occurrence of the Specified Debt Satisfaction Date as provided in paragraph I.1.

“Debt Satisfaction Offer Purchase Prices” shall have the meaning set forth in paragraph I.1.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event: (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date; or (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for debt securities prior to the first anniversary of the Maturity Date.

“Dividend Payment Date” means each March 15, June 15, September 15 and December 15 after the Cash Payment Date.

“Dividend Period” means the period commencing on and including a Dividend Payment Date and ending on and including the day immediately preceding the next succeeding Dividend Payment Date, with the exception that the first Dividend Period shall commence on and include the Series B Issue Date and end on and include June 14, 2006.

“Dutch Sector” means the jurisdiction of the Netherlands commonly referred to as the Dutch Sector—North Sea.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any day, with respect to any foreign currency, the noon buying rate in New York City for such foreign currency on such date for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York.

“Existing Term Loan Facility” means the Amended and Restated Credit Agreement dated as of April 14, 2005, among ATP Oil & Gas Corporation, the Lenders named therein and Credit Suisse First Boston, as Administrative Agent and Collateral Agent and Credit Suisse First Boston as Sole Bookrunner, Sole Lead Arranger, Syndication Agent and Documentation Agent, as amended, restated, modified, increased, renewed, refunded, refinanced or replaced (whether or not upon termination and whether with the original agents, lenders or otherwise) but without giving effect to any amendment, restatement, modification, increase, renewal, refunding or replacement that would result in the Maturity Date being later than April 14, 2010, unless the payment of cash dividends on the Series B Preferred Stock, and the purchase or redemption of the Series B Preferred Stock, at the option of the Corporation or otherwise, as provided herein at any time after April 15, 2011 is not prohibited thereunder.

“Existing Term Loans” means the loans made to the Corporation under the Existing Term Loan Facility.

“Fundamental Change” means: (i) the merger or consolidation of the Corporation with or into another person on the merger of another person with or into the Corporation, or the sale of all or substantially all of the assets of the Corporation and its Subsidiaries (determined on a consolidated basis) to another person (other than, in all such cases, a person that is controlled by one or more Management Investors), other than a transaction following which in the case of a merger or consolidation transaction, securities that represented 100% of the voting stock of the Corporation immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) constitute at least a majority of the voting power of the voting stock of the surviving person in such merger or consolidation transaction; (ii) the Corporation becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that (a) any “person” or “group” (within the meaning of Rule 13d-5 promulgated under the Exchange Act as such Rule is in effect on the date hereof) other than the Management Investors owns, directly or indirectly, beneficially or of record, shares representing more than 25% of the aggregate ordinary voting power represented by the Corporation’s issued and outstanding capital stock, and the percentage of the aggregate ordinary voting power represented by the shares of the Corporation’s capital stock owned by such person or group exceeds the percentage of the aggregate ordinary voting power represented by the shares of the Corporation’s capital stock owned by the Management Investors, (b) a majority of the seats (other than vacant seats) on the Board of Directors shall at any time be occupied by persons who were neither nominated by the Board of Directors nor appointed by directors so nominated, or (c) any change in control (or similar event, however denominated) with respect to the Corporation or any Subsidiary shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which the Corporation or a Subsidiary is a party; or (iii) a Trigger Event caused by the failure by the Corporation or any of its Subsidiaries to cure within 60 days after notice, any breach of its obligations under paragraph K.

“Fundamental Change Notice” means a notice mailed to each holder of the Series B Preferred Stock with a copy to the Transfer Agent stating the following: (i) that a Fundamental Change has occurred and the circumstances and relevant facts and financial information regarding such Fundamental Change; (ii) whether the Corporation has elected to make a Fundamental Change Offer; (iii) if the Corporation has elected to make a Fundamental Change Offer: (a) that the Corporation shall purchase each holder’s validly tendered shares of Series B Preferred Stock at a purchase price in cash equal to the applicable Fundamental Change Offer Purchase Price; (b) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date the Fundamental Change Offer Notice is mailed); and (c) the instructions determined by the Corporation, consistent with this definition and paragraph H, that a holder must follow in order to have its Series B Preferred Stock purchased; and (iv) if the Corporation does not elect to make a Fundamental Change Offer, that additional dividends shall be payable on the Series B Preferred Stock, and setting forth the relevant facts as to the rate and period for which such additional dividends shall be payable.

“Fundamental Change Offer” shall have the meaning set forth in paragraph H.1.

“Fundamental Change Offer Default” means the Corporation’s failure to make a Fundamental Change Offer following the occurrence of a Fundamental Change as provided in paragraph H.1.

“Fundamental Change Offer Purchase Prices” shall have the meaning set forth in paragraph H.1.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantee” of or by any person means any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hedging Agreement” means any Commodity Hedging Agreement, Interest Rate Hedging Agreement or foreign currency exchange agreement or other currency exchange rate hedging arrangement.

“Hydrocarbons” means oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products directly or indirectly refined, separated, settled and dehydrated therefrom, including kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other minerals.

“Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, leasehold interests and licenses, oil, gas and mineral leases, leasehold interests and licenses, or other liquid or gaseous hydrocarbon licenses, leases, fee mineral interests, term mineral interests, subleases, farm-outs, royalties, overriding royalty and royalty interests, non-consent interests arising out of or pursuant to Oil and Gas Contracts, net profit interests, net revenue interests, oil payments, production payments, production payment interests and similar interests and estates, including all reserved or residual interest of whatever nature and all reversionary or carried interests relating to any of the foregoing.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Equity Interests of a person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such person at the time it becomes a Subsidiary.

“Indebtedness” of any person means, without duplication, (i) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person upon which interest charges are customarily paid, (iv) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (v) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (vii) all Guarantees by such person of Indebtedness of others, (viii) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (ix) all obligations of such person as an account party in respect of letters of credit, (x) all obligations of such person in respect of bankers’ acceptances and (xi) the liquidation preference of, and all other obligations of such person in respect of, Disqualified Capital Stock of such person. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

“Independent Engineering Firm” means Ryder Scott Company L.P., RSP Troy-Ikoda Limited and/or one or more other independent engineering firms of recognized standing selected by the Corporation on a good faith basis.

“Initial Series B Liquidation Preference” per share of Series B Preferred Stock means $1,000.

“Interest Rate Hedging Agreement” means any interest rate swap, cap or collar agreement or other interest rate protection agreement or interest rate hedging arrangement.

“Junior Stock” means any class of capital stock or series of preferred stock of the Corporation established after the Series B Issue Date the terms of which expressly provide that such class or series ranks junior to the Series B Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Management Investors” means T. Paul Bulmahn, Gerald W. Schlief, Albert L. Reese, Jr., Leland E. Tate, John E. Tschirhart, Keith R. Godwin and Isabel M. Plume.

“Material Indebtedness” means Indebtedness (other than the Existing Term Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Corporation and the Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Corporation or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Corporation or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means April 14, 2010, or such earlier date as may be determined to be the final maturity of the Existing Term Loan Facility pursuant to any amendment to such Facility.

“Non-Recourse Purchase Money Indebtedness” means Indebtedness (other than Capital Lease Obligations) of the Corporation or any Subsidiary Incurred in connection with the acquisition by the Corporation or such Subsidiary of assets used in the Oil and Gas Business (including office buildings and other real property used by the Corporation or such Subsidiary in conducting its operations) with respect to which:

(i) the holders of such Indebtedness agree that they shall look solely to the assets so acquired that secure such Indebtedness, and except for the interest of the Corporation or such Subsidiary, neither the Corporation nor any Subsidiary (a) is directly or indirectly liable for such Indebtedness or (b) provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired assets); and

(ii) no default or event of default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise) any holder of any other Indebtedness of the Corporation or a Subsidiary to declare a default or event of default on such other Indebtedness or cause the payment, purchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.

“Oil and Gas Business” means (i) the acquisition, exploration, exploitation, development, operation and disposition of interests in Oil and Gas Properties and Hydrocarbons; (ii) the gathering, treating, processing, storage and selling of any production from such interests or properties; and (iii) any business directly relating to or arising directly from exploration for, or development, production, treatment, processing, storage or selling of, Hydrocarbons, or that is or necessary or desirable to facilitate the activities described in this definition.

“Oil and Gas Contracts” means all contracts, agreements, operating agreements, farm-out or farm-in agreements, sharing agreements, mineral purchase agreements, contracts for the purchase, exchange, transportation, processing or sale of Hydrocarbons, rights-of-way, easements, surface leases, equipment leases, permits, franchises, licenses, pooling or unitization agreements, and unit or pooling designations and orders now or hereafter affecting any of the Oil and Gas Properties (or related oil and gas gathering assets) or Hydrocarbon Interests of the Corporation and the Subsidiaries, or which are useful or appropriate in drilling for, producing, treating, handling, storing, transporting or marketing oil, gas or other minerals produced from any of the Oil and Gas Properties of the Corporation and the Subsidiaries, as any such contracts and agreements as they may be amended, restated, modified, substituted or supplemented from time to time.

“Oil and Gas Properties” means: (i) Hydrocarbon Interests; (ii) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (iii) all currently existing or future rights arising under (a) unitization agreements, orders or other arrangements, (b) pooling orders, agreements or other arrangements and (c) declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; (iv) all pipelines, gathering lines, compression facilities, tanks and processing plants; (v) all interests held in royalty trusts whether currently existing or hereafter created; (vi) all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all Hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (vii) all tenements, hereditaments, appurtenances, interests and properties in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above (including (a) any and all real property, now owned or hereafter acquired, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or property and (b) any and all surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing); and (viii) all production units, and drilling and spacing units (and the properties covered thereby) which may affect all or any portion of the other Oil and Gas Properties and any units created by agreement or designation or under orders, regulations, rules or other official acts of any Governmental Authority having jurisdiction.

“Parity Stock” means: (i) the Series A Preferred Stock; and (ii) any class of capital stock or series of preferred stock of the Corporation established after the Series B Issue Date, the terms of which expressly provide that such class or series shall rank on a parity with the Series B Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution.

“Proved Reserve Coverage Ratio” means, on any date of determination, the ratio of PV-10 Value on such date to Total Net Debt on such date.

“Proved Reserves” means the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“PV-10 Value” means, as of any date of determination, the present value of future cash flows from Proved Reserves on the Corporation’s and the Subsidiaries’ Oil and Gas Properties as set forth in (i) a reserve report prepared by an Independent Engineering Firm, in accordance with the guidelines of the Securities and Exchange Commission as of the end of the fiscal year prior to the date of determination (or, if the date of determination is within 45 days after the end of the immediately preceding fiscal year and no reserve report as of the end of such fiscal year has been prepared, as of the end of the second preceding fiscal year) or (ii) a reserve report prepared by an Independent Engineering Firm, in accordance with the guidelines of the Securities and Exchange Commission as of a date no more than 90 days prior to the date of determination, each a “Reserve Report”, utilizing, (a) in the case of any Oil and Gas Properties located in the United States or any of its territories or possessions (including U.S. Federal waters in the Gulf of Mexico), the average of the Three-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub), quoted on the New York Mercantile Exchange (or its successor), (b) in the case of any Oil and Gas Properties located in the U.K. Sector or the Dutch Sector, the average of the Three-Year Strip Price for crude oil (North Sea Brent) and natural gas (U.K. National Balancing Point), in each case quoted on the International Petroleum Exchange (or its successor) and (c) in the case of any Oil and Gas Properties located in any other jurisdiction, the average of the Three-Year Strip Price for crude oil and natural gas, in each case quoted on any commodities exchange or other price quotation source generally recognized in the oil and gas industry in such jurisdiction, in the case of each of clauses (a), (b) and (c), as of the date of determination (as adjusted for basis differentials) and utilizing a 10% discount rate. PV-10 Value shall be adjusted to give effect to the Commodity Hedging Agreements of the Corporation and the Subsidiaries then in effect. For purposes of calculating PV-10 Value, any future cash flow calculations set forth in any Reserve Report and made in any currency other than dollars shall be converted into dollars based on the Exchange Rate on the date as of which the information set forth in such Reserve Report is provided.

“Record Date” means (i) with respect to the dividends payable on March 15, June 15, September 15 and December 15 of each year, March 1, June 1, September 1 and December 1 of each year, respectively, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors and (ii) with respect to matters other than the payment of dividends, such record date established pursuant to Article 2.26 of the Texas Business Corporation Act (or any successor provision thereto).

“Refinancing Indebtedness” means Indebtedness that refinances any Indebtedness of the Corporation or any Subsidiary existing on the Series B Issue Date or Incurred in compliance with this Series B Designating Resolution, including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

(iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium (including any premium paid in connection with a tender offer for such Indebtedness) and defeasance costs) under the Indebtedness being Refinanced.

“Restricted Junior Stock” means any class or series of Junior Stock which (i) matures (excluding any maturity as the result of an optional redemption by the Corporation) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time while any shares of Series B Preferred Stock remain outstanding, or (ii) is convertible into or exchangeable (unless at the sole option of the Corporation) for debt securities while any shares of Series B Preferred Stock remain outstanding, in each case without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series B Preferred Stock.

“Senior Stock” means each class of capital stock or series of preferred stock of the Corporation established after the Series B Issue Date, the terms of which expressly provide that such class or series shall rank senior to the Series B Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution.

“Series A Preferred Stock” means the series of 175,000 shares of Preferred Stock designated as “13 1/2% Series A Cumulative Perpetual Preferred Stock.”

“Series B Issue Date” means March 20, 2006.

“Series B Liquidation Preference” means the Accumulated Amount-Series B of the Series B Preferred Stock from time to time.

“Significant Subsidiary” means a Significant Subsidiary as defined in Rule 1-02(w) of Regulation S-X, as in effect on the date hereof.

“Specified Debt Satisfaction Date” means the Maturity Date, provided that, if the Existing Term Loan Facility is terminated and all Indebtedness thereunder is repaid prior to the date that is the Maturity Date, then the Specified Debt Satisfaction Date shall mean the date the Existing Term Loan Facility is so terminated and all such debt is repaid.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“subsidiary” means, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (ii) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Corporation.

“Synthetic Lease” means, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” means, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Three-Year Strip Price” means, as of any date of determination, (i) for the 36-month period commencing with the month immediately following the month in which the date of determination occurs, the monthly futures contract prices for crude oil and natural gas for the 36 succeeding months as quoted on the applicable commodities exchange or other price quotation source as contemplated in the definition of “PV-10 Value” and (ii) for periods after such 36-month period, the average of such quoted prices for the period from and including the 25th month in such 36-month period through the 36th month in such period.

“Total Net Debt” means, as of any date of determination, (i) the total Indebtedness of the Corporation and the Subsidiaries at such date (excluding Indebtedness of the type described in clause (ix) of the definition of such term, except to the extent of any unreimbursed drawings thereunder), less (ii) the amount of unrestricted cash on hand at the Corporation and the collateral loan parties under the Existing Term Loan Facility. The fact that the collateral agent under the Existing Term Loan Facility holds a Lien against funds on deposit in accounts shall not cause such funds to be considered restricted for purposes of this definition.

“Transfer Agent” means the American Stock Transfer and Trust Company, until a successor replaces it and, thereafter, means the successor.

“Trigger Event” means, subject to paragraph J below, (i) a failure to pay dividends when due on any Series B Preferred Stock on any Dividend Payment Date and continuing for 30 days; (ii) a failure to timely pay (a) the redemption price for shares of the Series B Preferred Stock following the Corporation’s election to redeem such shares or (b) the purchase price for shares of the Series B Preferred Stock tendered in connection with a Fundamental Change Offer or Debt Satisfaction Offer or any other offer by the Corporation to purchase shares of the Series B Preferred Stock; (iii) the failure by the Corporation to comply for 30 days after notice with any of its obligations under paragraphs H or I (other than a failure to timely pay the purchase price for shares of the Series B Preferred Stock when required thereunder); (iv) the failure by the Corporation or any of its Subsidiaries to comply for 60 days after notice with any of its obligations under paragraph K; (v) the failure by the Corporation to comply for 60 days after notice with its other agreements contained herein (other than those referred to in (i), (ii), (iii) or (iv) above); (vi) the failure by the

Corporation or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $5,000,000 or its foreign currency equivalent; (vii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of the Corporation or any Significant Subsidiary, or of a substantial part of the property or assets of the Corporation or a Significant Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation or any Significant Subsidiary or for a substantial part of the property or assets of the Corporation or any Significant Subsidiary or (c) the winding-up or liquidation of the Corporation or any Significant Subsidiary, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; (viii) the Corporation or any Significant Subsidiary shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (vii) above, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation or any Significant Subsidiary or for a substantial part of the property or assets of the Corporation of any Significant Subsidiary, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (g) take any action for the purpose of effecting any of the foregoing; or (ix) failure by the Corporation or any Significant Subsidiary to pay final judgments aggregating in excess of $5,000,000 or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days following the entry thereof. The foregoing shall constitute Trigger Events whatever the reason for any such Trigger Event and whether it is voluntary or involuntary or is affected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

“U.K. Sector” means the jurisdiction of the United Kingdom commonly referred to as the UK Sector—North Sea.

“U.S. Holder” means a holder of shares of the Series B Preferred Stock that is for United States federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; (iv) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury regulations promulgated under the Internal Revenue Code of 1986, as amended, to be treated as a United States person; or (v) an entity that is treated as a domestic partnership.

“Voting Preferred Stock” shall have the meaning set forth in paragraph G.2.

C. RANK. The Series B Preferred Stock shall, with respect to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution, rank: (i) senior to the Corporation’s common stock and any Junior Stock; (ii) on a parity, in all respects, with any Parity Stock; and (iii) junior to all Senior Stock.

D. DIVIDENDS.

1. The Series B Preferred Stock shall accumulate cumulative preferential dividends from the Series B Issue Date at the rate of 12 1/2% per annum, as such rate may be increased as described under paragraph D.9 (the “Applicable Dividend Rate-Series B”), on the Accumulated Amount-Series B with respect to the Series B Preferred Stock compounded quarterly on each Quarterly Dividend Accrual Date, but, except as described in the second following sentence, dividends on the Series B Preferred Stock shall not be payable in cash. Until such time as the Accumulated Amount-Series B becomes a fixed and final amount pursuant to the proviso to the definition of “Accumulated Amount-Series B,” the dividends accruing on the Series B Preferred Stock shall be deemed paid by the periodic adjustments provided for in such definition. Commencing on the first Dividend Payment Date, dividends shall be payable in cash in respect of the Series B Preferred Stock at a rate per annum equal to the Applicable Dividend Rate-Series B of the Accumulated Amount-Series B as of the Dividend Payment Date immediately preceding the Cash Payment Date. Thereafter, dividends on the Series B Preferred Stock shall be payable in cash quarterly in arrears on each Dividend Payment Date or, if any such date is not a Business Day, on the next succeeding Business Day, to the holders of record of the Series B Preferred Stock as of the next preceding Record Date.

2. Dividends payable on the Series B Preferred Stock shall be computed on a basis of a 360-day year consisting of twelve 30-day months and shall be deemed to accrue on a daily basis.

3. Dividends on the Series B Preferred Stock shall accrue whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends shall accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate.

4. The Corporation shall, subject to the terms of any of its Indebtedness existing on the Series B Issue Date, take all actions required or permitted under the law of Texas to permit the payment of dividends on the Series B Preferred Stock, including, without limitation, through the revaluation of the Corporation’s assets in accordance with the law of Texas.

5. No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series B Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Series B Preferred Stock.

6. The Corporation shall not (a) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock or (b) redeem, purchase or otherwise acquire for consideration any Junior Stock through a sinking fund or otherwise, unless (i) all accrued and unpaid dividends with respect to the Series B Preferred Stock and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends and (ii) sufficient funds have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series B Preferred Stock and any Parity Stock. Notwithstanding the foregoing, the Corporation shall not (y) declare, pay or set apart funds for the payment of any cash dividend or other cash distribution with respect to any Junior Stock (other than Restricted Junior Stock the issuance of which was previously authorized by the holders of the Series B Preferred Stock) or (z) redeem, purchase or otherwise acquire for cash consideration any Junior Stock (other than Restricted Junior Stock the issuance of which was previously authorized by the holders of the Series B Preferred Stock) through a sinking fund or otherwise while any shares of Series B Preferred Stock remain outstanding.

7. No dividend shall be declared or paid on any Parity Stock unless full cumulative dividends have been paid on the Series B Preferred Stock for all prior Dividend Periods; provided, however, if accrued dividends on the Series B Preferred Stock for all prior Dividend Periods have not been paid in full then any dividend declared on the Series B Preferred Stock for any Dividend Period and on any Parity Stock shall be declared ratably in proportion to accrued and unpaid dividends on the Series B Preferred Stock and such Parity Stock.

8. Notwithstanding anything herein to the contrary, the Corporation may declare and pay dividends on Junior Stock which are payable solely in additional shares of or by the increase in the liquidation value of Junior Stock, as applicable, or repurchase, redeem or otherwise acquire Junior Stock in exchange for Junior Stock.

9. Unless the Corporation has previously exercised its optional redemption right with respect to all of the shares of Series B Preferred Stock then outstanding, if a Debt Satisfaction Offer Default has occurred or a Fundamental Change Offer Default has occurred, then the Corporation shall pay to each holder of Series B Preferred Stock additional dividends computed by increasing the Applicable Dividend Rate-Series B for the period from the Specified Debt Satisfaction Date or the date of such Fundamental Change, as the case may be, until the date the related Debt Satisfaction Offer Default or Fundamental Change Offer Default, as the case may be, shall be cured, by (a) five percent per annum above the then Applicable Dividend Rate-Series B from the Specified Debt Satisfaction Date or the date of such Fundamental Change, as the case may be, through and including the Dividend Payment Date for the first Dividend Period (such first Dividend Period, the “Initial Escalation Period”) that commences after the Specified Debt Satisfaction Date or the date of such Fundamental Change and (b) by an additional five percent per annum above the then Applicable Dividend Rate-Series B (up to a maximum dividend rate of 25% per annum) at the beginning of each Dividend Period after the Initial Escalation Period.

10. If the Corporation makes a Debt Satisfaction Offer or a Fundamental Change Offer but fails to purchase validly tendered shares of Series B Preferred Stock on the date required pursuant to the procedures described herein, such failure shall be deemed a Debt Satisfaction Offer Default or a Fundamental Change Offer Default, as applicable, for purposes hereof. If the Corporation makes a Debt Satisfaction Offer or a Fundamental Change Offer and purchases all validly tendered shares of Series B Preferred Stock on the date required pursuant to the procedures described herein, then the Corporation shall have no obligation to pay additional dividends with respect to any shares of Series B Preferred Stock which are not so tendered and purchased.

11. All such additional dividends shall be paid in cash; provided, however, that any such additional dividends that are payable as a result of the occurrence of a Fundamental Change Offer Default or a Debt Satisfaction Offer Default prior to the Cash Payment Date shall be deemed paid by increasing the periodic adjustments to the Accumulated Amount-Series B as set forth in the definition thereof. All references herein, in any context, to any dividend or other amount payable on or with respect to the shares of the Series B Preferred Stock shall be deemed to include any additional dividend payable as described above.

12. All cash dividends with respect to the Series B Preferred Stock pursuant to this paragraph D are payable when, as and if declared by the Board of Directors out of funds legally available therefor.

E. LIQUIDATION PREFERENCE. In the event of the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, each holder of Series B Preferred Stock shall be entitled to receive and to be paid out of the Corporation’s assets available for distribution to the Corporation’s shareholders, before any payment or distribution is made to holders of Junior Stock, an amount equal to the Series B Liquidation Preference per share of the Series B Preferred Stock held by such holder, plus accrued and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon the Corporation’s voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the Series B Preferred Stock and all Parity Stock are not paid in full, the holders of the Series B Preferred Stock and the Parity Stock shall share equally and ratably in any distribution of the Corporation’s assets available for distribution to the Corporation’s shareholders in proportion to the full liquidation preference and accrued and unpaid dividends to which they are entitled. After payment of the full amount of the Series B Liquidation Preference and accrued and unpaid dividends to which they are entitled, the holders of the Series B Preferred Stock shall have no right or claim to any of the Corporation’s remaining assets. For purposes of this paragraph E, neither the sale of all or substantially all of the Corporation’s assets or business (other than in connection with the liquidation, winding-up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other person, shall be deemed to be a voluntary or involuntary liquidation, winding-up or dissolution of the Corporation.

F. REDEMPTION.

1. The Series B Preferred Stock shall not be redeemable at the option of the Corporation prior to the Specified Debt Satisfaction Date. Thereafter, each share of the Series B Preferred Stock may be redeemed (subject to the legal availability of funds therefor) at any time or from time to time, in whole or in part, at the option of the Corporation, upon not less than five nor more than 60 Business Days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices in cash (expressed as percentages of the Series B Liquidation Preference on the redemption date as set forth herein) plus, to the extent not deemed paid by adjustment to the Accumulated Amount-Series B, accrued and unpaid dividends, if any, to the applicable redemption date (subject to the right of holders of record on the relevant Record Date to receive dividends due on the relevant Dividend Payment Date) if redeemed during the following periods:

Period	Redemption Price
From the Series B Issue Date to August 2, 2006	103.0%
From August 3, 2006 to February 2, 2007	102.5%
From February 3, 2007 to February 2, 2008	102.0%
From February 3, 2008 to February 2, 2009	101.0%
From February 3, 2009 and thereafter	100.0%

2. In the case of any partial redemption of the Series B Preferred Stock, selection of the Series B Preferred Stock for redemption shall be made by the Corporation on a pro rata basis to the extent practicable; provided, however, that the Corporation may redeem all of the shares of Series B Preferred Stock held by holders of fewer than 100 shares (or all of the shares held by holders who would hold less than 100 shares as a result of such partial redemption) as may be determined by the Corporation. On and after the redemption date, dividends shall cease to accrue on shares of the Series B Preferred Stock called for redemption so long as the Corporation has deposited with the Transfer Agent funds sufficient to pay the redemption price of, plus, to the extent not deemed paid by adjustment to the Accumulated Amount-Series B, accrued and unpaid dividends, if any, on the Series B Preferred Stock to be redeemed.

G. VOTING RIGHTS.

1. The holders of record of the Series B Preferred Stock, except as otherwise required under Texas law or as set forth in paragraphs G.2, G.3, G.4 and G.5, shall not be entitled to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation.

2. Upon the occurrence of a Trigger Event, then the number of directors constituting the Board of Directors will be increased by the greater of one director or that whole number of directors constituting not more than 25% of the members of the Board of Directors, in each case, if not already increased by reason of similar types of provisions with respect to shares of Parity Stock of any other class or series which is entitled to similar voting rights (the “Voting Preferred Stock”), and the holders of the Series B Preferred Stock (together with the holders of any Voting Preferred Stock) voting as a single class regardless of class or series, shall be entitled to elect to serve on the Board of Directors that number of directors by which the Board of Directors has been increased in accordance with the foregoing provision at any annual meeting of the shareholders or at a special meeting of the holders of the Series B Preferred Stock and of the Voting Preferred Stock called for that purpose. The Corporation must call such special meeting upon the request of any holder of shares of Series B Preferred Stock. Such voting rights and the term of the directors so elected shall continue until such time as all Trigger Events have been cured or waived or no shares of Series B Preferred Stock remain outstanding.

3. If an event of default occurs and is continuing under the Existing Term Loan Facility, other than an event of default which would also be a Trigger Event, the holders of the shares of the Series B Preferred Stock shall be entitled to appoint one representative to attend meetings of the Board of Directors other than executive sessions; provided, however, that if multiple events of default shall have occurred and be continuing, the holders of the Series B Preferred Stock shall only be entitled to elect a single representative to attend such meetings. Such right to appoint a representative and the right of the representative to attend meetings of the Board of Directors shall continue until such time as such event of default under the Existing Term Loan Facility has been cured or waived or no shares of Series B Preferred Stock remain outstanding.

4. In addition, the affirmative vote or written consent of the holders of at least 66 2/3% of the outstanding Series B Preferred Stock shall be required for: (a) the authorization, issuance, creation, or the increase of the authorized amount of (i) any class or series of Senior Stock (or any security convertible into Senior Stock), (ii) any class or series of Parity Stock (or any security convertible into Parity Stock) or (iii) any class or series of Restricted Junior Stock (or any security convertible into Restricted Junior Stock); (b) for amendments (other than with respect to paragraph G.5 below) to the Corporation’s articles of incorporation or bylaws that would affect adversely the rights of holders of the Series B Preferred Stock; or (c) any merger or consolidation where the designations, preferences, limitations or relative rights of the Series B Preferred Stock would be changed.

5. The provisions of paragraph H may be waived or modified with the affirmative vote or written consent of the holders of a majority of the outstanding Series B Preferred Stock until such time as tendered Series B Preferred Stock must be purchased, if the Corporation elects to make a Fundamental Change Offer, or at any time following a Fundamental Change Offer Default in which case such provisions may be waived or modified only with the affirmative vote or written consent of the holders of at least 66 2/3% of the outstanding shares of the Series B Preferred Stock.

6. The authorization of, the issuance of, the creation of or the increase in the authorized amount of, any shares of any class or series of Junior Stock (other than Restricted Junior Stock) shall not require the consent of the holders of the Series B Preferred Stock, and shall not be deemed to affect adversely the rights of the holders of the Series B Preferred Stock.

7. With respect to the exercise of the above-described voting rights, each share of Series B Preferred Stock shall have one vote per share, except that when any other class or series of Parity Stock shall have the right to vote with the Series B Preferred Stock as a single class, then the Series B Preferred Stock shall have one vote per $1,000 of Series B Liquidation Preference.

H. FUNDAMENTAL CHANGE.

1. Upon the occurrence of a Fundamental Change, the Corporation shall notify the holders of the Series B Preferred Stock whether or not the Corporation intends to make an offer, (a “Fundamental Change Offer”) to purchase all shares of Series B Preferred Stock owned by each holder at the following purchase prices in cash (the “Fundamental Change Offer Purchase Prices”) (expressed as percentages of the Series B Liquidation Preference on the purchase date as set forth herein) plus, to the extent not deemed paid by adjustment to the Accumulated Amount-Series B, accrued and unpaid dividends, if any, to the applicable purchase date (subject to the right of holders of record on the relevant Record Date to receive dividends due on the relevant Dividend Payment Date) if the Fundamental Change Offer is made during the following periods:

Period	Purchase Price
From the Series B Issue Date to August 2, 2006	103.0%
From August 3, 2006 to February 2, 2007	102.5%
From February 3, 2007 to February 2, 2008	102.0%
From February 3, 2008 to February 2, 2009	101.0%
From February 3, 2009 and thereafter	100.0%

2. If a Fundamental Change Offer Default occurs, then, unless the Corporation has previously exercised its right in paragraph F to redeem the Series B Preferred Stock, the Corporation shall pay additional dividends on the outstanding Series B Preferred Stock as set forth in paragraph D.9.

3. The Corporation shall mail a Fundamental Change Notice to the holders of the Series B Preferred Stock within five Business Days of the occurrence of a Fundamental Change whether or not the Corporation elects to make a Fundamental Change Offer (unless the Corporation has previously notified holders of the redemption of all shares of the Series B Preferred Stock). If the Corporation elects to make a Fundamental Change Offer, the Corporation shall extend the offer to all holders of Series B Preferred Stock.

4. The Corporation shall purchase and pay for all shares of Series B Preferred Stock validly tendered in response to a Fundamental Change Offer on the date and in accordance with the instructions set forth in the Fundamental Change Notice.

5. The Corporation may permit a third party to make a Fundamental Change Offer in the manner, at the times and otherwise in compliance with the requirements set forth above applicable to a Fundamental Change Offer by the Corporation, provided that such third party purchases all shares of Series B Preferred Stock validly tendered and not withdrawn under such Fundamental Change Offer.

6. To the extent that the provisions of any securities laws or regulations conflict with this paragraph H, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have failed, or to not be permitted to make a Fundamental Change Offer or purchase Series B Preferred Stock pursuant thereto as described above by virtue thereof.

I. DEBT SATISFACTION OFFER.

1. Upon the occurrence of the Specified Debt Satisfaction Date, the Corporation shall notify the holders of the Series B Preferred Stock whether or not it intends to make an offer (a “Debt Satisfaction Offer”) to purchase all shares of Series B Preferred Stock owned by each holder at the following purchase prices in cash (the “Debt Satisfaction Offer Purchase Prices”) (expressed as percentages of the Series B Liquidation Preference on the purchase date as set forth herein) plus, to the extent not deemed paid by adjustment to the Accumulated Amount-Series B, accrued and unpaid dividends, if any, to the applicable purchase date (subject to the right of holders of record on the relevant Record Date to receive dividends due on the relevant Dividend Payment Date) if the Debt Satisfaction Offer is made during the following periods:

Period	Purchase Price
From the Series B Issue Date to August 2, 2006	103.0%
From August 3, 2006 to February 2, 2007	102.5%
From February 3, 2007 to February 2, 2008	102.0%
From February 3, 2008 to February 2, 2009	101.0%
From February 3, 2009 and thereafter	100.0%

2. If the Corporation does not elect to make a Debt Satisfaction Offer, then unless the Corporation has previously exercised its right under paragraph F to redeem all shares of the Series B Preferred Stock, the Corporation shall be required to pay additional dividends on the outstanding Series B Preferred Stock as set forth in paragraph D.9.

3. The Corporation shall mail a Debt Satisfaction Notice to the holders of the Series B Preferred Stock within five Business Days of the occurrence of the Specified Debt Satisfaction Date whether or not the Corporation elects to make a Debt Satisfaction Offer (unless the Corporation has previously notified holders of the redemption of all shares of the Series B Preferred Stock). If the Corporation elects to make a Debt Satisfaction Offer, the Corporation must extend the offer to all holders of Series B Preferred Stock.

4. The Corporation shall purchase and pay for all shares of Series B Preferred Stock validly tendered in response to a Debt Satisfaction Offer on the date and in accordance with the instructions set forth in such notice.

5. To the extent that the provisions of any securities laws or regulations conflict with provisions of this paragraph I, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have failed, or to not be permitted to make a Debt Satisfaction Offer or purchase Series B Preferred Stock pursuant thereto as described above by virtue thereof.

J. TRIGGER EVENT. If an event occurs, which after notice or passage of time, or both would constitute a Trigger Event under clause (iv) of the definition of Trigger Event, then within 30 days of the occurrence thereof, the Corporation shall mail to each holder of the Series B Preferred Stock a notice specifying such event and describing its status with particularity and the action the Corporation is taking or proposes to take in respect thereof. The occurrence of the failure described under clause (iii), (iv) or (v) of the definition of Trigger Event, however, shall not constitute a Trigger Event until the holders of at least 25% of the outstanding Series B Preferred Stock notify the Corporation of the failure and the Corporation does not cure such failure within the time specified in such clauses (iii), (iv) and (v) after receipt of such notice.

K. LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS. The Corporation covenants and agrees for the benefit of the holders of the Series B Preferred Stock as follows:

1. The Corporation shall not, and shall not permit any of its Subsidiaries to, Incur any Indebtedness if, after giving pro forma effect to the Incurrence of such Indebtedness, the Proved Reserve Coverage Ratio would be less than 2.5 to 1.

2. Notwithstanding the foregoing, the Corporation and any Subsidiary (except as specified below) may Incur each and all of the following:

(a) Indebtedness existing on the Series B Issue Date and Refinancing Indebtedness in respect thereof;

(b) Indebtedness between or among the Corporation and any of its Subsidiaries; provided, however, that any event which results in any such Subsidiary ceasing to be a Subsidiary or any subsequent transfer of such Indebtedness (other than to the Corporation or another Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this paragraph K.2(b);

(c) Non-Recourse Purchase Money Indebtedness;

(d) Indebtedness in respect of completion, performance, bid and surety bonds and completion guarantees, insurance obligations or bonds and other similar bonds and obligations provided by the Corporation or any Subsidiary in the ordinary course of business or letters of credit providing support for any such obligations or bonds;

(e) In-kind obligations relating to oil and natural gas balancing obligations arising in the ordinary course of business;

(f) Hedging Agreements consisting of (i) Interest Rate Hedging Agreements directly related to Indebtedness permitted to be Incurred hereunder, and (ii) Commodity Hedging Agreements and foreign currency exchange agreement or other currency exchange rate hedging arrangements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Corporation and its Subsidiaries;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished promptly following its Incurrence; and

(h) other Indebtedness of the Corporation and any Subsidiary in an aggregate principal amount not exceeding $30 million at any time outstanding.

3. For purposes of determining compliance with this paragraph K, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Corporation, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and shall only be required to include the amount and type of such Indebtedness in one of the above clauses; provided further, however, that any Indebtedness originally classified as Incurred pursuant to any clause of paragraph K.2 may later be reclassified as having been Incurred pursuant to any other clause of paragraph K.2 above to the extent that such reclassified Indebtedness could be Incurred pursuant to such other clause of paragraph K.2 at the time of reclassification.

L. CERTIFICATES AND TRANSFER RESTRICTIONS.

1. The Series B Preferred Stock shall be substantially in the form of Attachment 1, which is hereby incorporated in and expressly made a part of this Series B Designating Resolution. The Series B Preferred Stock may have notations, legends, or endorsements required by law, stock exchange rule, agreements to which the Corporation is subject, if any, or usage (provided such notation, legend or endorsement is in a form acceptable to the Corporation).

2. Each Series B Preferred Stock certificate shall bear legends in the following form:

A full statement of the designations, preferences, limitations and relative rights of the shares of each class of stock of the Corporation authorized to be issued is set forth in the Restated Articles of Incorporation of the Corporation, as amended, on file in the Office of the Secretary of State of the State of Texas. The Restated Articles of Incorporation of the Corporation, as amended, on file in the Office of the Secretary of State of the State of Texas, deny the preemptive right of shareholders to acquire unissued or treasury shares of the Corporation. The Corporation will furnish a copy of its Restated Articles of Incorporation, as amended, to the record holder of this Certificate without charge upon written request to the Secretary of the Corporation at its principal place of business in Houston, Texas.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT: (A) (1) TO A PERSON WHO THE TRANSFEROR REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT OF 1933, AS AMENDED) PURCHASING SUCH SECURITIES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A “QUALIFIED INSTITUTIONAL BUYER” IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) AT ANY TIME AFTER THE CASH PAYMENT DATE (AS DEFINED IN THE STATEMENT OF RESOLUTIONS ESTABLISHING THE 12 1/2% SERIES B CUMULATIVE PERPETUAL PREFERRED STOCK, WHICH CONSTITUTES A PART OF THE RESTATED ARTICLES OF INCORPORATION OF THE CORPORATION, AS AMENDED, ON FILE IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF TEXAS) IN AN “OFFSHORE TRANSACTION” COMPLYING WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT (IF AVAILABLE), (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE AND UPON DELIVERY TO THE CORPORATION OF AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE CORPORATION AND ITS COUNSEL), (4) IN A SALE TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SECTION 4(1) OF THE SECURITIES ACT (IF AVAILABLE AND UPON DELIVERY TO THE CORPORATION OF AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE CORPORATION AND ITS COUNSEL), (5) TO THE CORPORATION, OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT; AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE VARIOUS STATES OF THE UNITED STATES AND ALL OTHER JURISDICTIONS. THE HOLDER OF THIS CERTIFICATE AND EACH TRANSFEREE OF THE SECURITIES REPRESENTED HEREBY WILL BE FURTHER REQUIRED TO INFORM EACH SUBSEQUENT TRANSFEREE OF THE SECURITIES REPRESENTED HEREBY OF THE FOREGOING AND ANY OTHER RESTRICTIONS ON TRANSFER.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STATEMENT OF RESOLUTIONS ESTABLISHING AND DESIGNATING THE SERIES B PREFERRED STOCK OF THE CORPORATION. THESE SECURITIES MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH SUCH STATEMENT OF RESOLUTIONS.

3. No holder of Series B Preferred Stock may transfer, and the Corporation shall not register the transfer of, any shares of Series B Preferred Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a U.S. Holder.

4. A holder of Series B Preferred Stock may, subject to the other provisions of this paragraph L and applicable law, pledge such holder’s shares of Series B Preferred Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for Indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Series B Preferred Stock may only be transferred to a U.S. Holder.

5. Any purported transfer of shares of Series B Preferred Stock not permitted hereunder shall be void and of no effect and the purported transferee shall have no rights as a stockholder of the Corporation and no other rights against or with respect to the Corporation. The Corporation may, as a condition to the transfer or the registration of transfer of any shares of Series B Preferred Stock to a purported U.S. Holder, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a U.S. Holder.

M. NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS. No affiliate, director, officer, employee, incorporator or holder of any equity interests in the Corporation or any direct or indirect parent corporation of the Corporation, as such, shall have any liability for any obligations of the Corporation hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Series B Preferred Stock by accepting a share of Series B Preferred Stock waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Series B Preferred Stock.

N. TERMINATION OF OBLIGATIONS. The Corporation, at any time after it has elected to redeem all of the Series B Preferred Stock pursuant to paragraph F, may terminate its obligations (“termination option”) hereunder with respect to holders of the Series B Preferred Stock, except for the obligations below. If the Corporation has exercised its termination option, additional dividends will not accrue on the Series B Preferred Stock, and the holders shall not be entitled to designate directors because of a Trigger Event or appoint a representative to the Board of Directors if an event of default occurs under the Existing Term Loan Facility. In order to exercise its termination option, the Corporation shall irrevocably deposit in trust with the Transfer Agent, for the sole benefit of holders of the Series B Preferred Stock, cash for the payment of the full redemption price and accrued and unpaid dividends to the redemption date.

BE IT FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby authorized, empowered and directed, for and on behalf and in the name of the Corporation, to execute a statement of resolutions substantially to the effect as set forth above (the “Statement of Resolutions”) and to cause the Statement of Resolutions to be delivered in duplicate to the Secretary of State of the State of Texas for filing therewith pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act.

Dated: March 20, 2006.

ATP OIL & GAS CORPORATION

By:	/s/ T. Paul Bulmahn
T. Paul Bulmahn
President

ATTACHMENT 1

FORM OF SERIES B PREFERRED STOCK CERTIFICATE

(attached)